March 25, 1998


FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

Gentlemen:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statement on Form S-8 relating to the registration of 6,000,000 shares of Common Stock for the Ohio Edison System Savings Plan, Ohio Edison Company's Form 10-Q's for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, which include our reports dated May 12, 1997, August 13, 1997, and November 12, 1997, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,




Arthur Andersen LLP